Bonds.com Group, Inc. 8-K

Exhibit 3.1

CERTIFICATE OF INCREASE
OF
SERIES A PARTICIPATING PREFERRED STOCK
OF
BONDS.COM GROUP, INC.
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

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BONDS.COM GROUP, INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolution increasing the number of authorized shares of Series A Participating Preferred Stock of the Company:

RESOLVED:  That pursuant to the authority expressly granted and vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, the number of shares of the series of Preferred Stock of the Company designated as Series A Participating Preferred Stock be, and hereby is, increased from 450,000 shares to 508,000 shares; and that the appropriate officers of the Company be and hereby are authorized and directed in the name and on behalf of the Company to execute and file a Certificate of Increase in the form attached hereto with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series A Participating Preferred Stock from 450,000 to 508,000 and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on this 5th day of December, 2011.

BONDS.COM GROUP, INC.

By:	/s/ John M. Ryan
	Name:	John M. Ryan
	Office:	Chief Financial Officer